Exhibit 2.1

ASSET SALE AGREEMENT

BETWEEN

Black Sands Energy, LLC

(AS SELLER)

AND

Paxton Energy, Inc.

(AS BUYER)

Dated October 24, 2011

ASSET SALE AGREEMENT

THIS ASSET SALE AGREEMENT (this “Agreement”), dated October 24, 2011, is between Black Sands Energy, LLC, a limited liability corporation, whose business address is 508 West Lookout Drive, 14-3, Richardson, Texas 75080 ( the “Seller”) and Paxton Energy, Inc., a Nevada corporation, whose business address is 295 Highway 50, Suite 2, Lake Village Professional Building, Stateline, Nevada 89449 (the “Buyer”).

Seller desires to sell to Buyer and Buyer desires to purchase from Seller on the terms set forth in this Agreement those certain oil and gas interests and associated assets described herein.  Accordingly, in consideration of the mutual promises contained herein, the mutual benefits to be derived by each party hereunder and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

1.	SALE AND PURCHASE OF ASSETS

1.1	Assets To Be Sold.

(a)
Seller agrees to sell, transfer, and assign, or cause others to sell, transfer and assign and deliver to Buyer, and Buyer agrees to purchase and receive 50% of Seller’s rights, title, and interests (but specifically excluding the Excluded Assets (as defined Section 1.2 below) in and to the following (collectively, the “Assets”):

(i)
the oil and gas leases described in Exhibit “A,” including any renewals, extensions, ratifications and amendments to such leases whether or not such renewals, extensions, ratifications or amendments are described on Exhibit “A” (collectively, the “Leases”), together with all oil and gas unitization and communitization agreements, declarations and/or orders relating to the Leases (collectively, the “Units”);

(ii)
any and all oil and gas wells, salt water disposal wells, injection wells and other wells and wellbores, whether abandoned, not abandoned, plugged or unplugged, located on the Leases or within the Units, including but not limited to the wells listed on Exhibit “A-1” (collectively, the “Wells”);

(iii)
all structures, facilities, foundations, wellheads, tanks, pumps, compressors, separators, equipment, machinery, fixtures, flowlines, platforms, materials, improvements, and any other real, personal, and mixed property located on and currently used in the operation of, or relating to the in-field production, treatment, sale, or disposal of Hydrocarbons (as defined below), water and associated substances produced from the Leases or the Units, including but not limited to the inventory listed on Exhibit “A-2” (collectively, the “Personal Property”);

(iv)
all natural gas, casinghead gas, drip gasoline, natural gasoline, natural gas liquids, condensate, products, crude oil and other hydrocarbons, whether gaseous or liquid (“Hydrocarbons”), in and under and produced and severed from, or allocable after severance, to the Leases, the Units, the Wells or the Contracts (as defined below) (collectively, the “Hydrocarbons”) for the period beginning on and after the Effective Date (as hereinafter defined) and all rights to revenues received or receivables booked with respect thereto;

(v)
to the extent transferable, all contracts, permits, rights-of-way, easements, servitudes, surface leases, subsurface use agreements, licenses, pooling agreements, operating agreements, processing agreements, division orders, farm-in and farm-out agreements, servitudes and other agreements of any kind or nature, (including but not limited to those described on Exhibit “A” whether recorded or not (the “Contracts”); and

(vi)
originals or copies of records directly relating to the Leases, Units, Wells, Hydrocarbons, Contracts and Personal Property, in the possession of Seller (the “Records”), but not including any Records which (i) Seller is prohibited from transferring to Buyer by law or existing contractual relationship, or (ii) constitute Excluded Assets.

(b)
Transfer of Assets.  The risk of loss and transfer of possession and control of the Assets shall be deemed for all purposes to have occurred as of the Closing (as hereinafter defined), but transfer of title to the Assets shall be made effective as of the Effective Date (as hereinafter defined).  Seller and Buyer shall promptly execute such additional documents as may be necessary to transfer the rights, titles or interests herein sold and purchased on the records of any purchaser of Hydrocarbons. [NOTE: WE DELETED THE LANGUAGE PER YOUR REQUEST.  HOWEVER, IF THE HYDROCARBONS ARE UNDER CONTRACT BEFORE THE EFFECTIVE DATE AND ARE SOLD AFTER THE CLOSING, THE PROCEEDS MAY NOT BE INCLUDED WITH THE TRANSACTION.]

1.2	Exclusions and Reservations: Assets that are specifically excluded and to be retained by Seller are the following (hereinafter referred to as the “Excluded Assets”):

(a)
Seller’s proprietary data, reserve estimates and reports, economic analyses, computer programs and applications, pricing forecasts, legal files and legal opinions (except abstracts of title, title opinions, certificates of title, or title curative documents which Seller shall furnish to Buyer upon execution of this Agreement), attorney-client communications, attorney work product, and records and documents subject to confidentiality provisions, claims of privilege or other legally valid and binding restrictions on access (collectively, the “Seller Proprietary Data”);  however, Buyer shall be entitled to have access to and provided with copies of any Seller Proprietary Data, other than such Proprietary Data that is considered attorney client communications and attorney work product, and with respect to documents subject to confidentiality provisions, Buyer shall first agree to keep same confidential prior to being provided with copies,  which directly relate, in the opinion of Buyer, to the Assets, or which are necessary for Buyer’s ownership, administration, or operation of the Assets upon receipt by Seller of a written request from Buyer indicating its desire to obtain copies, and the purpose for same;

(b)
All rights and claims arising, occurring, or existing in favor of Seller prior to the Effective Date including, but not limited to, any and all contract rights, claims, penalties, receivables, revenues, recoupment rights, recovery rights, accounting adjustments, erroneous payments, personal injury, property damage, royalty, claims arising out of underproduction of Seller’s account, and other rights and claims of any nature in favor of Seller relating to any time period prior to the Effective Date;

(c)
All corporate, financial, and tax records of Seller; however, Buyer shall be entitled to be furnished with copies of any financial and tax records, other than income tax records,  which directly relate, in the opinion of Seller, to the Assets, or which are necessary for Buyer’s ownership, administration, or operation of the Assets upon receipt by Seller of a written request from Buyer indicating its desire to obtain copies, and the purpose for same;

(d)
All rights, titles, claims and interests of Seller related to the Assets for all periods prior to the Effective Date (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards;

(e)
All Hydrocarbons produced from or attributable to Seller’s interest in the Assets with respect to all periods ending as of the day immediately preceding the Effective Date, together with all proceeds from and rights relating to the sale of such Hydrocarbons;

(f)
Claims of Seller for any refund of or loss carry forwards with respect to (i) production, windfall profit, severance, ad valorem or any other taxes attributable to the Assets for any period prior to the Effective Date, and (ii) income, occupational or franchise taxes;

(g)
Subject to the terms hereof, all monies, proceeds, benefits, receipts, credits, income or revenues (and any security or other deposits made) attributable to the Assets or the operation thereof prior to the Effective Date, specifically including, without limitation, amounts recoverable from audits under operating agreements and any overpayments of royalties; with Buyer being entitled to its share of all monies, proceeds, benefits, receipts, credits, income or revenues (and any security or other deposits made) attributable to the Assets or the operation thereof on or after the Effective Date;

(h)	All amounts due or payable to Seller as adjustments to insurance premiums related to the Assets for all periods prior to the Effective Date;

(i)
All rights, obligations, benefits, awards, judgments, settlements, if any, applicable to any litigation pending as of the Effective Date in which Seller is a named claimant or plaintiff or holds beneficial rights or interests;

(j)
Except to the extent constituting suspended royalties or prepaid expenses (with Buyer’s interest being transferred to Buyer at Closing), all deposits, cash, checks, funds and accounts receivable or received attributable to the Assets with respect to any period of time prior to the Effective Date.

(k)
All computer or communications software or intellectual property (including tapes, data and program documentation and all tangible manifestations and technical information relating thereto) owned, licensed or used by Seller. In this regard, however, the parties agree that Buyer shall be entitled to receive data with respect to operation of the Assets, such as lists of interest owners, revenue data, production data, operating expense data and tax data to the extent same is in a format compatible with or translatable to the computerize data retrieval systems utilized by Buyer.

1.3	Liabilities To Be Assumed.

(a)
Buyer’s Assumption of Abandonment Obligations.   As additional consideration for its purchase of the Assets and consistent with its status as a co-owner with Seller, Buyer shall assume 50% of Seller’s obligations and responsibilities with respect to the Abandonment Obligations (as defined below), up to the amount of $25,000 and Seller shall bear all expenses and costs associated with the Abandonment Obligations in excess of $25,000.  As used herein, the term “Abandonment Obligations” shall mean and include all obligations associated with and liability for (i) the plugging and abandonment of those Wells listed on Schedule 1.3(a); (ii) the removal of structures, facilities, foundations, wellheads, tanks, pipelines, flowlines, pumps, compressors, separators, heater treaters, valves, fittings and equipment and machinery of any nature and all materials contained therein, located on the Leases or Units on the Effective Date and (iii) the removal, remediation and abatement of any petroleum material, any contamination or pollution (including, without limitation, spilling, leaking, pumping, pouring, emitting, emptying, discharging, leaching, dumping or disposing of any chemical substance, pollutant, contaminant, toxic substance, radioactive material, hazardous substance, naturally occurring radioactive material (“NORM”), waste, saltwater, crude oil, or petroleum product) of the surface (including surface water), air, or any vessel, piping, equipment, tubing or subsurface strata associated with the Leases or Units on the Effective Date, all in accordance with or as required by applicable agreements, implied or express, including without limitation, leases, unit agreements and operating agreements, or by law, regulation, order, permit, judgment or decree.’

(b)
Buyer’s Assumption of Assumed Contract Obligations.  Buyer, as a co-owner with Seller and consistent with Seller’s performance,  shall observe and comply with all covenants, terms, and provisions, express or implied, contained in the Leases, Units and Contracts listed on Schedule 1.3(b) and any contracts, easements, permits and commingling authorizations relating to the Assets that were entered into in the ordinary course of business either before or after the Effective Date (the “Assumed Contracts” and together with the Abandonment Obligations, the “Assumed Obligations”).  Buyer shall further assume and be responsible for 50% of all obligations and liabilities accruing under the Assumed Contracts on and after the Effective Date. [

1.4
Liabilities Excluded.  Other than those obligations that Buyer assumes as Assumed Obligations, Seller shall retain and be responsible for fully and timely discharging all obligations and liabilities associated with the Assets,  including the obligations and liabilities relating to the period before the Effective Date (the “Excluded Liabilities”). The Excluded Liabilities also include any liabilities arising out of overproduction of Seller’s account.

1.5
Conveyancing Instruments.  The Assets to be conveyed by Seller to Buyer pursuant to Section 1.1(a) shall be conveyed “AS IS, WHERE IS,” without warranty of title, unless otherwise specified herein, and subject to the express conditions and limitations contained in this Agreement.  The Assets to be transferred to Buyer pursuant to Section 1.1(a) shall be transferred pursuant to an Assignment and Bill of Sale in substantially the form of Exhibit “B” (the “Assignment”).

1.6	Intentionally deleted.

1.7
Suspended Proceeds.  In the event the Assets include funds being held by Seller in suspense for the benefit of a third party or parties, Seller shall transfer and pay to Buyer, and Buyer agrees to accept from Seller for the benefit of the party or parties entitled to receive payment thereof, 50% of all monies representing the value or proceeds of production removed or sold from the Assets and then held by Seller for accounts from which payment has been suspended (hereinafter “Suspended Proceeds”).  Buyer shall be solely responsible for the proper distribution of such Suspended Proceeds to the party or parties which or who are entitled to receive payment of the same, and hereby agrees to indemnify, defend and hold Seller harmless from any claims therefore, but only to the extent such amounts are to be distributed on or after the Effective Date. Buyer’s foregoing indemnity obligation shall be limited in each case to the sum of the Suspended Proceeds actually received from Seller.

Notwithstanding the foregoing, the parties may agree that Seller shall continue to hold Buyer’s share of such Suspended Proceeds and distribute Buyer’s share of such Suspended Proceeds on behalf of Buyer. In that event, Seller shall continue to remain responsible for the proper distribution of Buyer’s share of such Suspended Proceeds and the indemnity by Buyer, as stated in the paragraph above, shall not apply.

2.	PURCHASE PRICE AND EFFECTIVE DATE

2.1
PURCHASE PRICE.  AS CONSIDERATION FOR THE SALE OF THE ASSETS, BUYER SHALL PAY TO SELLER, OR TO SUCH OTHER PERSON AS THE SELLER DESIGNATES IN WRITING, I) THREE MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS ($3,250,000.00) (THE “PURCHASE PRICE”), ADJUSTED AS SET FORTH IN SECTION 2.4 BELOW, AND II) TWO MILLION FIVE HUNDRED THOUSAND (2,500,000) UNREGISTERED RESTRICTED SHARES OF PAXTON ENERGY,  INC., PAR VALUE $0.001 PER SHARE, WHICH SHARES WILL BE ISSUED PURSUANT TO AN EXEMPTION FROM REGISTRATION.  THE PURCHASE PRICE AS ADJUSTED IN ACCORDANCE WITH SECTION 2.4 SHALL BE REFERRED TO AS THE “ADJUSTED PURCHASE PRICE.”

2.2
Transfer Adjusted Purchase Price.  The Adjusted Purchase Price shall be paid by Buyer at the Closing by completed wire transfer, in immediately available funds, to the account below or as directed in writing by Seller in the Closing Statement (defined below):

Bank Name:
ABA Routing Number:
For the Account of:
Account Number:
Please Advise:
Phone Number:

2.3
Allocation of Purchase Price.  Schedule 2.3 sets forth an allocation of the Purchase Price among the Assets, which the parties agree to be a reasonable allocation.  Seller shall use such allocations for all purposes, including: (a) to notify holders of preferential rights applicable to the Assets; (b) as a basis for adjustments to the Purchase Price for defect and casualty loss adjustments; or (c) as otherwise provided in this Agreement.  Schedule 2.3 reflects that, in the aggregate, 75% of the Purchase Price has been allocated to Leases, Units and Contracts, and 25% of the Purchase Price has been allocated to Wells and Personal Property.  Buyer and Seller agree to be bound by the allocation of the Purchase Price among tangible and intangible Assets set forth herein for all purposes; to consistently report such allocations for all federal, state and local income tax purposes; and to timely file all reports required by the Internal Revenue Code of 1986, as amended, concerning the Purchase Price allocations.

2.4	Adjustments to Purchase Price. The Purchase Price shall be adjusted in accordance with this Section.

(a)	The Purchase Price shall be increased by the following amounts (without duplication):

(i)
50% of the amount of all expenses and charges relating to the Assets or the operation of the Assets which are paid by or on behalf of Seller and are attributable solely to the period of time from and after the Effective Date, including (a) all operating and capital expenditures and prepaid expenses attributable to the Assets (excluding Seller’s overhead or administrative expenses) including, without limitation, royalty disbursements, rentals and other similar charges, excise, severance and production tax payments and any other tax payments based upon or measured by the production of Hydrocarbons or the receipt of proceeds therefrom, and (b) expenses paid by Seller to any third party under applicable joint operating agreements or other contracts or agreements included in or bearing upon the Assets, or in the absence of any joint operating agreement, those customarily billed under any such agreement, including without limitation, drilling, completion, reworking, deepening, side-tracking, plugging and abandoning, geological and geophysical and land costs;

(ii)
an amount equal to the market value of 50% of all Hydrocarbons produced prior to the Effective Date and in storage above the pipeline connection on the Effective Date (the “Pre-Effective Date Hydrocarbons”) that are produced from, attributable to, or otherwise credited to the Assets (it being understood that such value shall be based on the prevailing market price at which such Hydrocarbons were sold on the Effective Date, with volumes based on the applicable meter readings or on another standard agreed upon by the parties, less applicable taxes and royalty payments); and

(iii)	50% of the amount of any property or ad valorem taxes paid by Seller, prorated in accordance with Section 5.1.

(b)	The Purchase Price shall be decreased by the following amounts:

(i)
an amount equal to the greater of 50% of (a) the net proceeds received by Seller from the sale of the Pre-Effective Date Hydrocarbons or (b) the market value of the Pre-Effective Date Hydrocarbons credited to Seller pursuant to Section 24(a)(ii) above;

(ii)	reductions due to Title Failures as provided for in Section 7.5;

(iii)	reductions due to Material Contamination as provided for in Section 8.3;

(iv)	reductions due to the exercise of preferential rights to purchase as provided for in Section 9.2;

(v)	reductions due to Casualty Loss as provided in Section 12.2; and

(vi)	the amount of any property or ad valorem taxes paid by Buyer, prorated in accordance with Section 5.1.

(c)
Closing Statement.  Seller shall prepare and deliver to Buyer an accounting statement (the “Closing Statement”) no later than five (5) business days prior to Closing that shall set forth the adjustments to the Purchase Price made in accordance with this Agreement (with the exception of those provided for under 2.4(a) and 2.4(b) above), it being understood and agreed that the Closing Statement shall contain reasonable estimates where actual amounts are not known at the time and that as actual costs and revenues are known, these amounts will be taken into account in the Final Settlement Statement provided for in Section 2.5 below.  The Closing Statement shall be prepared in accordance with generally accepted accounting principles generally used in the oil and gas industry.

2.5
Final Adjustments.  Within one hundred-twenty (120) days after the date of Closing, Seller shall prepare a Final Settlement Statement (the “Final Settlement Statement”) for the final adjustments to the Adjusted Purchase Price provided for in Section 2.4 and any other adjustments arising pursuant to this Agreement.  Additionally, Seller may set off any resulting amount due to Buyer against any amount or sum that Buyer may otherwise owe to Seller under the terms of this Agreement or any other agreement between Buyer and Seller.  Buyer shall respond in writing with objections and proposed corrections within thirty (30) days of receiving the Final Settlement Statement.  If Buyer does not respond to the Final Settlement Statement by signing or objecting in writing within the thirty (30) day period, the statement will be deemed approved by Buyer.  After approval of the Final Settlement Statement, Seller or Buyer, as applicable, will send a check or invoice to the other party for the net amount.  If Buyer and Seller are unable to agree to all adjustments within thirty (30) days after Buyer’s receipt of the Final Settlement Statement submitted by Seller, adjustments which are not in dispute shall be paid by Buyer or Seller, as the case may be, at the expiration of such thirty (30) day period.  As to the adjustments which remain in dispute, if Buyer and Seller are unable to agree within sixty (60) days after Seller provides the Final Settlement Statement to Buyer, the parties shall submit such disagreement to arbitration which shall be conducted under the Texas General Arbitration Act and the rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of such Act and terms hereof.  Within five (5) days after the decision of the arbitrator, the Buyer or Seller, as the case may be, shall promptly make cash payment to the other equal to the sum as may be found to be due.

Nothing in this Section shall limit any right of either party to assert a claim for revenues or reimbursement after Buyer’s receipt of the Final Settlement Statement, and in this regard (i) should any party receive revenues to which the other is entitled, such party shall pay over such revenues to the appropriate party within thirty (30) days of receipt thereof, and (ii) should any party pay for costs or expenses for which the other party is responsible, such party shall reimburse the other party within thirty (30) days of the date the responsible party receives an invoice for such costs and expenses.

2.6	Effective Date of Sale. The effective date of the sale of the Assets described in Section 1.1, hereof, shall be November 1, 2011 (the “Effective Date”).

3.	ALLOCATION OF REVENUES

3.1
Allocation of Revenues.  Seller shall receive (or receive credit in the Closing Statement or the Final Settlement Statement, as applicable, for) all proceeds from the sale of Hydrocarbons physically produced from or allocable to the Assets prior to the Effective Date, and shall, except to the extent otherwise provided herein, also receive (or receive credit in the Closing Statement or the Final Settlement Statement, as applicable, for) and hold the right to receive all other revenues, proceeds and benefits attributable to the Assets accruing or relating to all periods before the Effective Date.  Buyer shall receive (or receive credit in the Closing Statement or the Final Settlement Statement, as applicable, for) 50% of all proceeds from the sale of Hydrocarbons and shall also receive (or receive credit in the Closing Statement or the Final Settlement Statement, as applicable, for) and hold the right to receive all other revenues, proceeds and benefits attributable to the Assets or the production therefrom, which accrue or relate to all periods on and after the Effective Date.

3.2
Payment of Invoices.  After the Closing, or at the end of any transition period agreed to by Buyer and Seller, Seller shall be responsible for and required to pay only that portion of any charge or invoice received that is applicable to work performed or material received in the period prior to the Effective Date.  Similarly, after the Closing, Buyer shall be responsible for and required to pay 50% of any charge or invoice received that is applicable to work performed or material received in the period on or subsequent to the Effective Date.

4.	LIABILITIES AFTER CLOSING AND INDEMNITIES.

4.1
Definition of Claims.  As used in any provision of this Agreement, “Claims” shall mean all liabilities, penalties, fines, obligations, judgments, claims, governmental actions, causes of action, demands, administrative proceedings, suits and other legal proceedings, together with any fees and expenses associated therewith (including, without limitation, reasonable costs of investigation, reasonable attorney’s fees, reasonable expert’s fees and expenses associated with investigation of claims, testing, assessment and remedial actions).

4.2
Buyer’s Indemnification for Assumed Obligations. Subject to the provisions of this Agreement specifically requiring indemnification from Seller, Buyer shall defend, protect, indemnify and hold Seller, its affiliates, and its/their directors, officers, employees, contractors, and representatives (which additional parties together with Seller are hereinafter collectively referred to as the “Seller Parties”)  harmless against any and all Claims asserted or filed on or after the Effective Date in any way arising out of, related to, or connected with the Assumed Obligations, and any of the obligations, responsibilities or liabilities expressly assumed by Buyer hereunder, relating to periods after the Effective Date, to the extent and only to the extent of Buyer’s 50% interest in the Assets, as further established by the JOA attached as Exhibit “C” and relating to the exploration, production, and development of the Leases and Units.

4.3
Seller’s Indemnification for Excluded Liabilities.Seller shall defend, protect, indemnify and hold Buyer, its affiliates, and its/their directors, officers, employees, contractors, and representatives (which additional parties together with Buyer are hereinafter collectively referred to as the “Buyer Parties”)  harmless against any and all Claims asserted or filed on or after the Effective Date in any way relating to i) an Excluded Liability and ii) to the extent and only to the extent of Seller’s retained 50% interest in the Leases, Units, Wells, Personal Property, Hydrocarbons, Contracts, and Records, as further established by the JOA attached as Exhibit “C” and relating to the exploration, production, and development of the Leases and Units.

4.4
Indemnification for Representation and Warranties. From and after the Closing, subject to the terms and conditions of this Agreement (including, without limitation, the survival provision in Section 12.10), each party to this Agreement shall indemnify, defend and hold harmless the other party and its directors, officers, employees, stockholders, members, agents, consultants, advisors and other representatives (including legal counsel, accountants and financial advisors) and affiliates and the successors and permitted assigns of this Agreement of the other party (collectively, the “Indemnified Party”) from and against any and all losses asserted against, resulting from, imposed upon, or incurred or suffered by any Indemnified Person to the extent resulting from, arising out of or relating to any breach of any representation or warranty by any party, any breach or nonfulfillment of or failure to perform any covenant or agreement of either party contained in this Agreement.

4.5	Indemnification Proceedings.

(a)
Third Party Claims. Except with respect to those procedures established in the JOA attached as Exhibit “C,” in the event that any claim or demand for which Seller or Buyer (such Person, an “Indemnifying Party”) may be liable to an Indemnified Party under Sections 4.2 or 4.3 is asserted against or sought to be collected from an Indemnified Party by a third party (a “Third Party Claim”), the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Third Party Claim by delivery of a claim notice (a “Claim Notice”), provided that the failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Agreement, except (and solely) to the extent that the Indemnifying Party demonstrates that its defense of such Third Party Claim is actually and materially prejudiced thereby. The Indemnifying Party shall have thirty (30) days from receipt of the Claim Notice from the Indemnified Party (in this Section 4.5(a), the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, that the Indemnified Party is hereby authorized prior to and during the Notice Period, and at the cost and expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall reasonably deem necessary to protect its interests or those of the Indemnifying Party. The Indemnifying Party shall have the right to assume the defense of such Third Party Claim only if and for so long as the Indemnifying Party (i) notifies the Indemnified Party during the Notice Period that the Indemnifying Party is assuming the defense of such Third Party Claim and that the Indemnifying Party will indemnify the Indemnified Party against all losses resulting from or relating to such claim pursuant to this Agreement, (ii) uses counsel of its own choosing that is reasonably satisfactory to the Indemnified Party and (iii) conducts the defense of such Third Party Claim in an active and diligent manner. If the Indemnifying Party is entitled to, and does, assume the defense of any such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof; provided, however, that notwithstanding the foregoing, the Indemnifying Party shall pay the reasonable attorneys’ fees of the Indemnified Party if the Indemnified Party’s counsel shall have advised the Indemnified Party that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party (provided that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys and one local counsel to represent all of the Indemnified Parties subject to such Third Party Claim). If the Indemnifying Party elects (and is entitled) to assume the defense of such Third Party Claim, (x) no compromise or settlement thereof or consent to any admission or the entry of any judgment with respect to such Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party (and no injunctive or other equitable relief is imposed upon the Indemnified Party) and there is an unconditional provision whereby each plaintiff or claimant in such Third Party Claim releases the Indemnified Party from all liability with respect thereto and (y) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld). If the Indemnifying Party elects not to assume the defense of such Third Party Claim (or fails to give notice to the Indemnified Party during the Notice Period or otherwise is not entitled to assume such defense), the Indemnified Party shall be entitled to assume the defense of such Third Party Claim with counsel of its own choice, at the expense and for the account of the Indemnifying Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. In the event of any conflict between these procedures and the procedures established in the JOA, the procedures and terms of the JOA shall control.

(b)
Control of Defense.  Notwithstanding the foregoing, the Indemnifying Party (b) shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party, shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third Party Claim (i) at the reasonable expense of the Indemnifying Party, as to which the Indemnifying Party fails to assume the defense during the Notice Period after the Indemnified Party gives notice thereof to the Indemnifying Party or (ii) at the reasonable expense of the Indemnifying Party, to the extent the Third Party Claim seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, could materially adversely affect the business, condition (financial or other), capitalization, assets, liabilities, results of operations or prospects of the Indemnified Party. The Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of the Indemnifying Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). In the event of any conflict between this provision and the terms and procedures of the JOA, the terms and procedures shall control.

(c)
Other Claims. In any case in which an Indemnified Party seeks indemnification (c) hereunder and no Third Party Claim is involved, the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party within a reasonably prompt period of time after an officer of such Indemnified Party or its affiliates has obtained knowledge of the loss   giving rise to indemnification hereunder. The failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Section 4.5 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively mitigate the resulting losses or otherwise prejudices the Indemnifying Party. Again, in the event of a conflict between this provision and the terms and procedures of the JOA, the terms and procedures of the JOA shall control.

5.	TAXES AND PAYABLES

5.1
Payment of Taxes.  All real estate, use, occupation, ad valorem, personal property taxes and charges on any of the Assets shall be prorated as of the Effective Date.  Seller shall pay all such items for all periods prior to the Effective Date and shall be entitled to all refunds, recoupments, rebates and credits with regard to such periods.  Seller shall be responsible for all oil and gas production taxes, windfall profits taxes, and any other similar taxes applicable to Hydrocarbons produced from or attributable to the Leases or the Units prior to the Effective Date, and Seller and Buyer shall each be responsible for 50% of all such taxes applicable to Hydrocarbons produced from or attributable to the Leases or the Units on and after the Effective Date. Both of the parties believe that the sale of the Assets is one occasional sale exempt from sales or use taxes.  In the event that any such taxes are assessed against the transaction, both parties will cooperate in an attempt to eliminate or reduce such taxes.  If unsuccessful, it is agreed that each party shall be responsible for 50% of any such sales, use and similar taxes arising out of the sale of the Assets.

6.	REPRESENTATIONS, WARRANTIES, ACKNOWLEDGMENTS, DISCLAIMERS AND WAIVERS

6.1	Seller’s Representations and Warranties. Seller represents and warrants to Buyer that, as of the date hereof and as of Closing, the following statements are accurate:

(a)
Formation. Seller is a Texas corporation duly incorporated and validly existing, in good standing, under the laws of the State of Texas.  Seller has the authority to own the Assets and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement.

(b)
Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and Seller is not subject to any charter, by-law, lien, encumbrance, agreement, instrument, order, or decree of any court or governmental body (other than any governmental approval required) which would prevent consummation of the transactions contemplated by this Agreement.

(c)
No Brokers. Seller is not a party to, or in any way obligated under, nor does Seller have any knowledge of, any contract or outstanding claim for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution, or performance of this Agreement for which Buyer will have any liability.

(d)
Litigation. Except as set forth on Schedule 6.1(d), there are no actions or suits, either in law or in equity, nor any arbitral proceedings, before any court, tribunal, administrative agency or other governmental authority that are pending or, to Seller’s knowledge, threatened against Seller that could either (i) affect the Assets in any material respect or (ii) adversely affect Seller’s ability to execute and deliver this Agreement or consummate the transactions contemplated hereby.  There are no bankruptcy or reorganization proceedings pending or threatened against Seller.

(e)
Assumed Contracts. To the Seller’s knowledge all Assumed Contracts, which burden or will burden or encumber or are otherwise material to the ownership, use or operation of the Assets: (i) are described on Exhibit A, (ii) were entered into in the ordinary course of business and, (iii) if executed by Seller, were duly executed and delivered by Seller and are in full force and effect according to their terms.  Except as set forth on Exhibit A, the Assumed Contracts do not include:

(i)           any Hydrocarbon purchase and sale, transportation, processing or similar Assumed Contract that does not have market-based pricing;

(ii)	any indenture, mortgage, loan, sale-leaseback or similar contract;

(iii)	any lease of real property (other than the Leases); or

(iv)	any hedge, forward sale, swap or similar Assumed Contract.

(f)
Royalty Payments. To the Seller’s knowledge, all rentals, royalties, shut-in royalties, overriding royalties and other payments due pursuant to or with respect to the Leases and Units have been properly paid.

(g)
Leases. To the Seller’s knowledge, except under circumstances (considered in the aggregate) that would not adversely affect the Assets (taken as a whole) in any material respect, (i) the Leases have been drilled, completed, operated, developed and produced and maintained in compliance with all applicable judgments, orders, laws, rules and regulations and all applicable Assumed Contracts, (ii) all necessary certificates, consents, permits, licenses and other governmental authorizations affecting the Assets have been obtained and are in force and (iii) there are no violations of any applicable regulations, rules or orders of any regulatory agency with respect to the Assets.

(h)
Net Revenue Interest. To the Seller’s knowledge, Seller is not obligated by virtue of an election to non-consent, or not participate in a past or current operation on the Leases pursuant to applicable operating agreements, to produce Hydrocarbons, or allow Hydrocarbons to be produced, without receiving full payment at the time of delivery in an amount that corresponds to the net revenue interest (defined as Seller’s share of the proceeds from the sale of Hydrocarbons produced from and allocable to the Assets, net of all royalties, overriding royalties, and other burdens on production).

(i)
Taxes. To the Seller’s knowledge taxes based on or measured by the ownership of property, the production or removal of Hydrocarbons and the receipt of proceeds which are due and relating to the Assets have been properly paid, subject to possible adjustment for volume or price corrections.

(j)
Payments for Hydrocarbon Production. To the Seller’s knowledge, Seller is timely receiving its share of proceeds from the sale of Hydrocarbons produced from the Leases without suspense, counterclaim or set-off.  To the best of Seller’s knowledge, there has been no production of Hydrocarbons from the Leases in excess of the allowable production established pursuant to applicable state or federal law or regulation that would result in a restriction on production from the Leases subsequent to the Effective Time.

(k)
Wells. To the Seller’s knowledge, Schedule 6.1(k) sets forth all wells located on the Leases that have (i) not produced Hydrocarbons at any time during the one year period ending on the date of this Agreement and have not been plugged and abandoned.

(l)	Preferential Rights. To the Seller’s knowledge, Schedule 6.1(l) sets forth all preferential rights to purchase or similar rights applicable to the sale of the Assets pursuant to this Agreement.

(m)
Commitments. To the Seller’s knowledge, Schedule 6.1(m) sets forth each outstanding authority for expenditure (“AFE”) and oral or written commitments or proposals to conduct operations on the Leases received by Seller.

(n)
Definition of Seller’s Knowledge. As used in this Agreement, the expression “to the Seller’s knowledge” means the actual knowledge, after due inquiry, of Seller or the senior executives of the Seller disclosed on Schedule 6.1(n).

(o)
Compliance. From and after Closing, Seller shall comply with all applicable laws, ordinances, rules and regulations and shall promptly obtain and maintain all permits required by public authorities in connection with the interests in the Leases, Units, Wells, Personal Property, Hydrocarbons, Contracts, and Records that Seller has retained hereunder.

6.2	Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that, as of the date hereof and as of Closing, the following statements are accurate:

(a)
Formation.  Buyer is a Nevada corporation duly organized and validly existing, in good standing, under the laws of the State of Nevada and is or will be prior to Closing, duly qualified to carry on its business in each of the states in which it is required to be qualified, and has the corporate power and authority to own its property and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement and the transactions contemplated by this Agreement.

(b)
Qualification.  Buyer is qualified to own and operate oil, gas and mineral leases in the state where the Assets are located in accordance with applicable laws, rules, regulations and orders governing the ownership and operation of leases in the state where the Assets are located.

(c)
Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of Buyer and Buyer is not subject to any charter, by-law, lien, encumbrance, agreement, instrument, order or decree of any court or governmental body which would prevent consummation of the transactions contemplated by this Agreement.

(d)
No Brokers.  Other than the brokerage agreement with National Securities which Buyer is solely responsible for payment thereunder, Buyer is not a party to, or in any way obligated under, nor does Buyer have any knowledge of, any contract or outstanding claim for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution, or performance of this Agreement for which Seller will have any liability.

(e)
Compliance.  From and after Closing, Buyer shall comply with all applicable laws, ordinances, rules and regulations and shall promptly obtain and maintain all permits required by public authorities in connection with the Assets purchased.

(f)
Knowledge and Experience.  Buyer has  such knowledge and experience in the ownership and operation of oil and gas properties and financial and business matters as to be able to evaluate the merits and risks of an investment in the Assets. Buyer is able to bear the risks of an investment in the Assets and understands risks of and other considerations relating to, a purchase of the Assets.

6.3	Disclaimers, Waivers & Acknowledgments

(a)
Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE ASSETS ARE TO BE SOLD AS IS, WHERE IS AND WITH ALL FAULTS AND SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED IN FACT OR BY LAW, WITH RESPECT TO ORIGIN, QUANTITY, QUALITY, OPERATING CONDITION, SAFETY OF EQUIPMENT, TITLE TO PERSONAL PROPERTY, TITLE TO REAL PROPERTY, COMPLIANCE WITH GOVERNMENT REGULATIONS, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSES, CONDITION, THE QUANTITY, VALUE OR EXISTENCE OF RESERVES OF OIL, GAS OR OTHER MINERALS PRODUCIBLE OR RECOVERABLE FROM THE LEASES, UNITS, OR WELLS, OR OTHERWISE, CONCERNING ANY OF THE ASSETS.  ALL WELLS, PERSONAL PROPERTY, DATA, RECORDS, MACHINERY, EQUIPMENT AND FACILITIES THEREIN, THEREON AND APPURTENANT THERETO ARE TO BE CONVEYED BY SELLER AND ACCEPTED BY BUYER PRECISELY AND ONLY “AS IS, WHERE IS”.

(b)
Acceptance of Assets “as is, where is”.  Buyer, at Closing, will accept all Assets in an “as is and where is” condition, with an expressed acceptance and understanding of the disclaimers contained in this Agreement.

(c)
Waiver of Consumer Rights.  BUYER WAIVES ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 et seq., TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS.  AFTER CONSULTATION WITH AN ATTORNEY OF BUYER’S OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.

IN ORDER TO EVIDENCE ITS ABILITY TO GRANT THE ABOVE WAIVER, BUYER HEREBY REPRESENTS AND WARRANTS TO SELLER THAT BUYER (I) IS IN THE BUSINESS OF SEEKING OR ACQUIRING, BY PURCHASE OR LEASE, GOODS OR SERVICES FOR COMMERCIAL OR BUSINESS USE, (II) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND (III) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION.

BUYER ACKNOWLEDGES THAT SELLER MAKES THIS SALE OF THE ASSETS TO BUYER WITHOUT ANY WARRANTY AS TO THE CONDITION OF THE ASSETS, INCLUDING ABSENCE OF VICES OR DEFECTS (WHETHER APPARENT OR LATENT, KNOWN OR UNKNOWN, EASILY DISCOVERABLE OR HIDDEN), FITNESS FOR ANY ORDINARY USE, OR FITNESS FOR ANY INTENDED USE OR PARTICULAR PURPOSE, EVEN FOR RETURN OR REDUCTION OF THE PURCHASE PRICE OR OTHERWISE, IT BEING UNDERSTOOD THAT BUYER TAKES THE ASSETS “AS IS” AND “WHERE IS”; BUYER HEREBY ACKNOWLEDGING RELIANCE SOLELY ON ITS OWN INSPECTION OF THE ASSETS, AND NOT ON ANY WARRANTIES OR REPRESENTATIONS FROM SELLER WITH RESPECT TO THE CONDITION OF THE ASSETS.  IN ADDITION, BUYER ACKNOWLEDGES THAT SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONDITION OF THE ASSETS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OR REPRESENTATIONS AS TO ABSENCE OF VICES OR DEFECTS (WHETHER APPARENT OR LATENT, KNOWN OR UNKNOWN, EASILY DISCOVERABLE OR HIDDEN), FITNESS FOR ANY ORDINARY USE, FITNESS FOR ANY INTENDED USE OR PARTICULAR PURPOSE, TAX CONSEQUENCES, OR ENVIRONMENTAL CONDITION OF THE ASSETS.  ALL WARRANTIES WITH RESPECT TO THE CONDITION OF THE ASSETS ARE HEREBY DISCLAIMED BY SELLER AND EXPRESSLY WAIVED BY BUYER.  BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE CONDITION OF THE ASSETS OR RELATING THERETO MADE OR FURNISHED BY SELLER, ANY PARTY ACTING OR PURPORTING TO ACT FOR SELLER, OR ANY BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING.

SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS SALE, INCLUDING WITHOUT LIMITATION, THE QUALITY, QUANTITY OR ENVIRONMENTAL CONDITION OF THE ASSETS OR ANY OTHER MATTERS CONTAINED IN THE DATA OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER, ITS AGENTS, REPRESENTATIVES OR EMPLOYEES.  ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS FURNISHED BY SELLER OR OTHERWISE MADE AVAILABLE TO BUYER ARE PROVIDED TO BUYER AS A CONVENIENCE, AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER.  ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

7.	TITLE MATTERS

7.1
Asset Title Review.  Promptly after signing this Agreement and until Closing, Buyer shall have reasonable access, without express or implied warranty of any kind regarding the accuracy of such information, to copies of non-privileged information in Seller’s possession regarding Seller’s title to the Assets, which information Buyer may copy at its sole cost and expense (unless prohibited by agreement between Seller and a third party).  Except as otherwise may be provided in this Agreement, Seller shall not be required to perform any additional title work. Any existing abstracts and title opinions have not been made and will not be made current by the Seller.  Should Buyer prepare or update abstracts or title opinions, a copy of such will be made available to Seller, without cost and without warranty of any kind, for Seller’s independent examination at least two business days prior to Closing or upon the delivery of a Notice of Alleged Title Defect (defined below), whichever is the earlier.  Buyer specifically agrees that any conclusions made from any examination done or caused to be done from Seller furnished information regarding title have resulted and shall result from its own independent review, skill, knowledge and judgment only.

7.2
Notice of Title Defects.  If, prior to Closing, Buyer determines the existence of an “Alleged Title Defect” as defined in Section 7.3 below, Buyer shall notify Seller in writing of any matter Buyer considers to be an Alleged Title Defect as soon as Buyer becomes aware of such Alleged Title Defect but, in any event, by not later than 4:00 p.m. CST, three (3) business days prior to Closing (the “Defect Notice Date”).  Such notice (“Notice of Alleged Title Defect”) shall include (i) a specific description of the matter Buyer asserts as an Alleged Title Defect, (ii) a specific description of the Asset or portion of the Assets that is affected by the Alleged Title Defect, (iii) Buyer’s calculation of the amount by which each Alleged Title Defect has diminished the value of the Assets, such amount to be determined by Buyer in good faith and in a commercially reasonable manner, and (iv) all necessary and desirable supporting documentation, including any updates obtained by Buyer of abstracts and title opinions.

7.3
Alleged Title Defect.  The term “Alleged Title Defect” shall refer to any defect or deficiency in title, except for Permitted Encumbrances, that is reasonably expected to have a value in excess of $10,000.00 and (i) creates a lien, claim, encumbrance or other obligation affecting the interests of Seller in the Assets, (ii) diminishes Seller’s net revenue interest (defined as Seller’s share of the proceeds from the sale of Hydrocarbons produced from and allocable to the Assets, net of all royalties, overriding royalties, and other burdens on production) from that set forth on Schedule 2.3, or (iii) increases Seller’s working interest (defined as Seller’s share of the costs of operation, development or production borne by the owner of such interest) from that set forth in Schedule 2.3 without a corresponding increase in Seller’s net revenue interest, or which creates an obligation to pay costs or expenses in an amount greater than such interest.  No adjustment to the Purchase Price for Alleged Title Defects shall be made unless and until, and only to the extent that, (a) with respect to each Lease or Unit, the individual value of each Alleged Title Defect exceeds $10,000.00 and (b) the aggregate value of all Alleged Title Defects exceeds $50,000.00.  No adjustment shall be made or credit given against the Purchase Price for the first $50,000.00 of Alleged Title Defects and the first $50,000.00 shall act as a deductible.

7.4	Permitted Encumbrances. As used in this Section 7, the term “Permitted Encumbrances” means:

(a)
lessor’s royalties, non-participating royalties, overriding royalties, division orders, sales and transportation contracts containing customary terms and provisions, reversionary interests, and similar burdens if the net cumulative effect of such burdens does not operate to reduce the net revenue interest in any Asset to an amount less than the net revenue interest set forth on Schedule 2.3 or increase the working interest of any Asset from that set forth in Schedule 2.3 without a corresponding increase in the revenue interest;

(b)
preferential rights to purchase and required non-governmental third party consents to assignments and similar agreements with respect to which prior to Closing (i) waivers or consents are obtained from the appropriate parties, or (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights;

(c)	liens, security interests or other encumbrances to be released at or prior to the Closing;

(d)
all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein, if the same are customarily obtained subsequent to such sale or conveyance and Buyer and Seller have no reason to believe they cannot be obtained;

(e)	such Alleged Title Defects or other deficiencies or irregularities waived by Buyer in writing or not asserted on or before three business (3) days prior to Closing;

(f)	easements, rights-of way, servitudes, permits, surface leases and other rights in respect of surface operations, provided they do not materially interfere with Buyer’s operation or use of the Assets;

(g)
defects, irregularities and deficiencies in title of or to any rights-of-way, easements, surface leases or other rights which in the aggregate do not materially impair the use of such rights-of-way, easements, surface leases or other rights for the purpose for which such rights will be held by Buyer and would not have a material adverse effect on the operation or value of any of the Assets;

(h)
vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due;

(i)
all other liens, claims, charges, encumbrances, contracts, agreements, instruments, obligations, defects, and irregularities affecting the Assets relating to obligations not yet in default, and/or which individually or in the aggregate are not such as to interfere materially with the operation, value, or use of any of the Assets, do not materially prevent Buyer from receiving the proceeds of production from the Assets, do not reduce the net revenue interest of any of the Assets to less than the net revenue interest set forth on Schedule 2.3 and do not obligate Buyer to bear costs and expenses relating to the maintenance, development, and operation of any of the interests in any amount greater than the working interest set forth on Schedule 2.3 (unless the net revenue interest for such Asset is greater than the net revenue interest set forth in Schedule 2.3 in the same proportion as any increase in such working interest); and

(j)	the presence of NORM.

7.5
Remedies for Title Failures.  With respect to each Alleged Title Defect asserted by Buyer in the Notice of Alleged Title Defect, if Seller requests, Seller and Buyer shall discuss and agree whether a particular matter constitutes an Alleged Title Defect.  Seller shall have the right but not the obligation to cure any Alleged Title Defect asserted in such Notice at its own expense prior to Closing, in which case the parties shall proceed to Closing without adjustment of the Purchase Price.  If Seller fails to cure any Alleged Title Defect on or prior to Closing, it shall be deemed to be a title failure (“Title Failure”) for the relevant Asset. Buyer and Seller shall negotiate in good faith to reach agreement regarding the value of any Title Failure, and unless waived by Buyer shall mutually agree to one of the following options with respect to each Title Failure:

(a)
if the Title Failure results from a difference in the net revenue interest for a Lease from that shown on Schedule 2.3, the parties shall proceed to Closing and reduce the Purchase Price by an amount (“Defect Amount”) determined by multiplying the amount of the Purchase Price allocated to the affected Lease or Unit by a fraction the numerator of which shall be the difference between the actual net revenue interest being conveyed and the net revenue interest shown on Schedule 2.3 and the denominator of which shall be the net revenue interest shown on Schedule 2.3;

(b)
if the Title Failure results from a difference in the working interest for a Lease from that shown on Schedule 2.3, the parties shall proceed to Closing and reduce the Purchase Price by a Defect Amount determined by multiplying the amount of the Purchase Price allocated to the affected Lease or Unit by a fraction the numerator of which shall be the difference between the actual working interest being conveyed and the working interest shown on Schedule 2.3 and the denominator of which shall be the working interest shown on Schedule 2.3;

(c)
if the Title Failure is one other than described in items (a) or (b), the Defect Amount shall be an amount determined in good faith by the mutual agreement of Buyer and Seller, taking into account the portion of the Purchase Price to be allocated by agreement of Seller and Buyer to the portion of the Assets affected by the Title Failure, the legal effect of the Title Failure, and the potential economic effect of the Title Failure over the life of the Assets.

7.6
Termination Amount.  Notwithstanding anything to the contrary herein, if the aggregate amount of adjustments increases the Purchase Price for Title Failures in an amount equal to or greater than five percent (5%) of the initial unadjusted Purchase Price set forth in Section 2.1 (the “Termination Amount”), then Buyer shall have the option to terminate this Agreement, without any liability, upon written notice to Seller on or prior to the Closing.  For purposes of determining Buyer’s right to terminate this Agreement pursuant to this Section, the amount of Alleged Title Defect adjustments shall be the amounts set forth in Buyer’s Notices of Title Defects unless Buyer and Seller agree to a lesser amount in accordance with Section 7.5.  If Buyer exercises its option to terminate this Agreement pursuant to this Section 7.6, this Agreement shall become void and have no effect and neither party shall have any further right or duty to or claim against the other party under this Agreement, except as expressly provided to the contrary in this Agreement.

7.7
Waiver.  Except for the special warranty of title given by Seller in the Assignment(s), Buyer waives for all purposes all objections associated with the title to the Assets (including Alleged Title Defects), unless raised by proper notice within the applicable time period set forth in Section 7.2 and not cured or settled under Section 7.5 or 7.6; and Buyer (and on behalf of Buyer Parties and their successors and assigns) irrevocably waives any and all Claims they may have against Seller and Seller Parties associated with the same.

8.	ENVIRONMENTAL MATTERS

8.1
Environmental Review.  Promptly after signing this Agreement, Buyer may request access to the Assets (if operated by Seller) and the non-privileged environmental data, the non-privileged Seller Proprietary Data, and other documents relating to the Assets and the operation, management and administration thereof in Seller’s files for the Assets to be sold herein.  Buyer may request Seller’s assistance in gaining access to Assets operated by others, but Buyer will be responsible for contacting the operators of such Assets to arrange for review and inspection, at Buyer’s sole cost, risk and expense.  Buyer specifically acknowledges that any access to Seller-operated Assets or such Seller data is given as an accommodation only, at Buyer’s sole cost, risk and expense, that Seller makes no representations whatsoever as to the accuracy, completeness, or reliability of any such environmental information so or otherwise disclosed to or obtained by Buyer and that Buyer relies and depends on and uses any and all such environmental information, review or inspection exclusively and entirely at its own risk and without any recourse to Seller whatsoever.  Seller shall cooperate with Buyer for the performance by Buyer of any additional environmental testing at Buyer’s expense prior to Closing, which testing shall be conducted in a reasonable manner so as not to interfere with Seller’s or operator’s operation of the Assets, and Seller and Buyer shall cooperate to ensure that such testing is performed on an expedited and confidential basis before Closing.

8.2
Contamination.  If as a result of information provided pursuant to Section 8.1, or any additional information which Buyer obtains from other sources, or any such testing done by Buyer, it is determined prior to Closing, in Buyer’s sole discretion, that the environment associated with the Assets has been or continues to be contaminated (a “Contamination” or “Alleged Contamination,” such terms being defined as the violation of Environmental Laws (as defined below)), Buyer shall notify Seller in writing of any and all such Alleged Contamination Claims no later than 4:00 p.m. CST, five (5) days prior to Closing.  Such notification shall include (i) a detailed description of such claims, (ii) a copy of any environmental assessment, reports, data and information pertaining to such claims, and (iii) Buyer’s calculation of the amount by which such claims have diminished the value of the Assets, which amount shall be determined by Buyer in good faith and in a commercially reasonable manner.

8.3	Remedies for Contamination. Either, at Buyer’s sole option:

(a)	Buyer may elect to immediately terminate this Agreement;

(b)
Prior to or at Closing, Seller and Buyer shall mutually agree in writing separate and apart from this Agreement that Seller shall correct or make arrangements for the correction of such Alleged Contamination and that Closing shall proceed with Seller indemnifying Buyer against all Claims attributable to such Alleged Contamination and without reduction of the Purchase Price; or

(c)
Buyer shall correct or make arrangements for the correction of such Alleged Contamination, after Closing, and the parties shall proceed to Closing with a reduction of the Purchase Price in an amount not less than the estimated costs of correction as reasonably determined by Buyer and with Buyer defending, indemnifying and holding the Seller Parties harmless against all Claims attributable to such Alleged Contamination.

If any of options (b) or (c) are elected by Buyer and if the parties are unable to agree, Buyer shall be entitled to terminate this Agreement without further liability to or for either party unless Buyer agrees to waive such Alleged Contamination and assume all liability and obligations relating thereto.  Each party shall cooperate with the other party’s reasonable corrective work, and any operations unreasonably interfering with the corrective work shall cease until correction is completed.

8.4
Waiver.  Buyer waives for all purposes all objections associated with the environmental and physical and other condition of the Assets (including Contamination and Alleged Contamination), unless raised by proper notice within the applicable time period set forth in Section 8.2; and Buyer (and on behalf of Buyer Parties and their successors and assigns) irrevocably waives any and all Claims, except Claims under Seller’s indemnities pursuant to Section 8.3(b), they may have against Seller and Seller Parties associated with the same.

8.5
Exculpation and Indemnification.  If Buyer exercises rights of access under this Section or otherwise, or conducts examinations or inspections under this Section or otherwise, then (a) such access, examination and inspection shall be at Buyer’s sole risk, cost and expense and Buyer waives and releases all Claims against Seller (and its partners and its and their affiliates and the respective directors, officers, employees, attorneys, contractors and agents of such parties) arising in any way therefrom or in any way connected therewith or arising in connection with the conduct of its directors, officers, employees, attorneys, contractors and agents in connection therewith and (b) Buyer shall indemnify, defend and hold harmless Seller (and its partners and its and their affiliates and the respective officers, directors, employees, attorneys, contractors and agents of such parties) from any and all claims, actions, causes of action liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys fees), or liens or encumbrances for labor or materials, arising out of or in any way connected with such access, examination, and inspection. THE FOREGOING PROVISIONS SHALL NOT EXCULPATE SELLER FOR ANY LIABILITY ASSOCIATED WITH SELLER’S OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

9.	COVENANTS

9.1
Operations Prior to Closing.  After the date of this Agreement and prior to the Closing as to any of the Assets operated by Seller, Seller, in its sole discretion, shall use, operate and maintain the Assets in substantially the same manner in which they have been used, operated and maintained prior to this Agreement.  During the period from the Effective Date until Seller is replaced as operator, Seller as operator shall have no liability to Buyer for losses, Claims or damages sustained or liabilities incurred, except such Buyer losses, Claims or damages as may result directly and solely from Seller’s breach of obligations under any of the Assumed Contracts, gross negligence or willful misconduct.  Seller shall only enter into agreements or transactions in relation to the Assets which (i) individually involve a fair market value of less than One Hundred Thousand ($100,000.00) dollars, and (ii) are entered into in the ordinary course of business consistent with past practices, unless Seller and Buyer otherwise agree.  Additionally, after the signing of this Agreement and prior to Closing, Seller shall have the right to make any changes, repairs or modifications, or incur any expenditures deemed necessary by Seller to prevent or react to an emergency or environmental incident.  With regard to the preceding sentence, Seller shall attempt to secure Buyer’s consent prior to any such expenditure or action, however, Seller shall have the right to cause or effect such expenditure or action with or without such approval, acting as would any prudent operator under similar circumstances.  Unless Buyer and Seller otherwise agree, Seller shall not materially alter the Assets (other than the use of supplies and consumables) or remove any improvements, equipment or property which comprise the Assets (other than the use of supplies and consumables). Seller shall promptly notify Buyer of any material matter affecting the Assets known to Seller which arises from the date of this Agreement to the date of Closing.

9.2	Preferential Rights to Purchase and Consents.

(a)
Notice.  Seller shall use Buyer’s allocations set forth on Schedule 2.3 to provide any required preferential right to purchase notifications including, but not limited to, those listed on Schedule 9.2.  In this regard, Seller will use reasonable efforts, consistent with industry practices in transactions of this type, to identify, with respect to all material Assets, the names and current addresses of parties holding the Preferential Rights.  In attempting to identify the names and addresses of such parties holding the same, Seller shall in no event be obligated to go beyond its own records.  Within five (5) business days of the execution of this Agreement, Seller will request, from the appropriate parties (and in accordance with the documents creating such rights), waivers of Preferential Rights (with Buyer having the right to review such waiver requests before they are delivered). Seller shall provide Buyer with copies of such requests and of all responses and other correspondence related thereto.

(b)
Third Party Exercise.  If a third party gives notice of its intent to exercise a preferential right to purchase any of the Assets, the affected Assets will not be sold to Buyer and the Purchase Price will be adjusted by the allocation for the affected Asset.  If Buyer has allocated a positive dollar amount to the preferential right Asset, the Purchase Price will be reduced by the dollar amount of the positive allocation.  If Buyer has allocated a negative dollar amount to the preferential right Asset, the Purchase Price will be increased by the absolute value of the negative allocation.  Buyer remains obligated to purchase the remainder of the Assets not affected by any Preferential Rights to purchase that is exercised.  Any preferential purchase right must be exercised subject to and on the same terms and conditions of this Agreement.

(c)
Third Party Failure to Purchase.  If a third party gives notice of its intent to exercise a preferential right to purchase any of the Assets, but does not close the purchase for any reason upon the later of (i) if a third party has no specific period in which to close the purchase following the exercise of the option, either before or within a reasonable time after Closing, or (ii) if a third party has a specific period in which to close the purchase following the exercise of the option, before the expiration of such period, then there shall promptly be an additional Closing between Seller and Buyer for such portion of the Assets pursuant to the terms of this Agreement, by which Seller will transfer the affected portion of the Assets to Buyer and Buyer will promptly pay Seller that portion of the Purchase Price attributable thereto (or in the case of a negative allocation, Seller will refund the absolute value of the negative amount to Buyer, without interest).

(d)
Consents.  Seller will use reasonable efforts, consistent with industry practices in transactions of this type, to identify, with respect to all Assets, the names and current addresses of parties holding the rights to require that consents to the assignment of the Assets (the “Consents”). In attempting to identify the names and addresses of such parties holding the same, Seller shall in no event be obligated to go beyond its own records.  Within five (5) business days after the execution of this Agreement, Seller will request, from the appropriate parties (and in accordance with the documents creating such rights), execution of the Consents. Seller shall provide Buyer with copies of such requests and of all responses and other correspondence related thereto. If any Consent is not obtained as of Closing, then, at Buyer’s option (i) the Assets or portion thereof affected by such Consent shall be excluded from the transaction contemplated hereby, the Purchase Price will be adjusted downward by the applicable allocated amount and the Closing with respect to such Property shall be deferred, and (y) if within ninety (90) days after Closing any such Consent is obtained, then, subject to the terms and conditions hereof, Seller shall sell to Buyer and Buyer shall purchase from Seller such Lease or Unit or portion thereof for the allocated value thereof (adjusted as provided herein) and the Closing with respect to such Lease or Unit or portion thereof will proceed promptly; or (ii) Buyer may treat the failure to obtain such Consent as a Title Failure.

9.3
Letters-in-Lieu; Assignments; Operatorship. Seller will execute at the Closing letters in lieu of division and transfer orders relating to the Assets, on forms prepared by Seller and reasonably satisfactory to Buyer, to reflect the transaction contemplated hereby. Seller will prepare and execute, and Buyer will execute, at the Closing, all assignments necessary to convey to Buyer the Assets in the form as acceptable to Buyer and Seller.

9.4
Further Assurances.  After Closing, Seller and Buyer each agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

9.5
Cure of Misrepresentations. If any of the representations and warranties contained in Section 6 hereof are determined (whether by notice from a party or otherwise) to have been untrue or incorrect as of the date of this Agreement, then any cure by the other party of same shall be at such other party’s own expense.

9.6
Access. From the date of this Agreement through the Closing, Seller will give Buyer and its representatives access to the Assets (including access to the personnel and their foremen) and access to and the right to copy, at Buyer’s expense, the Records and other Seller Proprietary Data that Buyer is permitted to review under this Agreement, in Seller’s possession, for the purpose of conducting an investigation of the Assets, but only to the extent that Seller may do so without violating any obligations to any third party and to the extent that Seller has authority to grant such access without breaching any restriction binding on Seller. Such access by Buyer shall be limited to Seller’s normal business hours, and Buyer’s investigation shall be conducted in a manner that minimizes to the extent practicable interference with the normal operation of the Assets.

9.7
Financial Statement Cooperation.  From and after the date of this Agreement, Seller shall, and shall cause its respective affiliates to, use their commercially reasonable efforts to cooperate with Buyer, its affiliates and their agents and representatives in connection with compliance with Buyer’s and its affiliates’ tax, financial, or other reporting requirements and audits, including (i) any filings with any governmental body and (ii) any filings that may be required by the Securities and Exchange Commission (“SEC”), including the filing by Buyer with the SEC of one or more registration statements to register any securities of Buyer under the Securities Act of 1933, as amended (the “Securities Act”), or of any report required to be filed by Buyer under the Securities Exchange Act of 1934 as amended. Further, from and after the Closing, Seller agrees to make available to Buyer and its affiliates and their agents and representatives any and all books, records, information and documents that are attributable to the Assets in Seller’s or its affiliates’ possession or control reasonably required by Buyer, its affiliates and their agents and representatives in order to prepare for Buyer or its affiliates, financial statements relating to the Assets or to Buyer or its affiliates meeting the requirements of Regulation S−X under the Securities Act, along with any documentation attributable to the Assets or otherwise related to Seller or its affiliates required to complete any audit associated with such financial statements, including, but not limited to, data with respect to oil and gas reserves required to prepare analyses of the changes in reserves and standardized measure for the two fiscal years ended December 31, 2010 and the most recent interim quarterly period. Any out-of-pocket costs or expenses incurred by Seller in connection with this Section 9.7, including but not limited to fees incurred with respect to engagements with Seller’s independent auditors, shall be paid by Buyer, regardless of whether or not the transactions contemplated by this Agreement are consummated.

10.	CONTINUING OBLIGATIONS

10.1
Continuing Obligations.  It is the intent and effect of this Agreement that the conveyance, transfer or assignment of any Assets by Buyer or any future conveyances, transfers or assignments made by Buyer shall not in any way diminish, compromise, extinguish, or effect a release of Seller’s rights against Buyer, or Buyer’s obligations to Seller.  Likewise, it is the intent of this Agreement that the conveyance or assignment of any of the interests and properties that Seller reserves hereunder (that is, Seller’s interest in the Leases, Units, Wells, Personal Property, Hydrocarbons, Contracts, and Records (the “Reserved Assets”)) or any future conveyances, transfers or assignments of the Reserved Assets made by Seller shall not in any way diminish, compromise, extinguish, or effect a release of Buyer’s rights against Seller, or Seller’s obligations to Buyer.

It is also the intent and effect of this Agreement that all conveyances, transfers or assignments of any Assets by Buyer or any of the Reserved Assets by Seller, and all future conveyances, transfers or assignments made by either Buyer or Seller, shall create rights in favor of the non-selling party under this Agreement and under all subsequent conveyances, transfers or assignments pertaining to the Assets or the Reserved Assets, and that the non-selling party, whether Seller or Buyer, is a third party beneficiary of such subsequent conveyances, transfers or assignments, such that the party or parties to whom Buyer or Seller conveys, transfers or assigns any Assets or Reserved Assets shall likewise be bound with Buyer to Seller, or Seller to Buyer, as the case may be, for performance of Buyer’s obligations to Seller or Seller’s obligations to Buyer under this Agreement.  Such obligations shall include, but not be limited to, those involving abandonment obligations, covenants, terms, conditions, indemnities, liabilities, and assumed risks.

11.	CLOSING, TERMINATION AND FINAL ADJUSTMENTS

11.1
Conditions Precedent.  Each party’s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction by the other party of the following conditions, unless the former party waives the condition:

(a)	Each party shall have performed and complied with all terms of this Agreement required to be performed or complied with by it at or prior to Closing.

(b)
No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might restrain, prohibit or invalidate any of the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by a party or any of its affiliates.

(c)	The representations and warranties contained in Section 6 shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date.

11.2
Closing.  The Closing of the transactions contemplated herein and the transfer of the Assets shall occur when the Buyer Financing (as hereinafter defined) is ready to close, but in no event later than December 31, 2011, at Seller’s office, 508 West Lookout Drive 14-3, Richardson, Texas 75080 at 10:00 a.m., local time, or such other date, time, and place as Seller and Buyer may agree in writing (the “Closing”).  At Closing, the following shall occur:

(a)
Buyer and Seller shall execute and acknowledge an Assignment and Bill of Sale in substantially the form of Exhibit “B,” in form and substance sufficient to convey title to the Assets in accordance with the terms of this Agreement;

(b)
Buyer and Seller shall execute and acknowledge any such other instruments as are reasonably necessary to effectuate the transfer, sale or conveyance of the Assets to Buyer, including without limitation, separate assignments of the Assets on officially approved forms in sufficient counterparts to satisfy applicable statutory and regulatory requirements for the transfer of the Assets;

(c)
To the extent permitted by law or contract, Seller or Buyer shall execute and deliver at Closing the requisite number of change of operator forms or other designation of operator forms and any other necessary forms as may be required by any governmental agency having jurisdiction.

(d)
At the Closing, upon and against delivery of the Assignment and Bill of Sale and other instruments described in this Section, Buyer shall pay to Seller the Adjusted Purchase Price by bank wire, as designated in advance by Seller under Section 2.2.

(e)	Intentionally deleted.

(f)	Immediately after Closing, Buyer shall notify all pertinent operators, non-operators, oil or gas purchasers, governmental agencies and royalty owners that it has purchased the Assets.

11.3	Termination. This Agreement and the transactions contemplated hereby may be terminated in the following instances:

(a)	By Buyer or Seller in accordance with Section 7.6;

(b)	By Buyer or Seller in accordance with Section 8.3;

(c)	By mutual written agreement of Buyer and Seller;

(d)	By either party if any condition in Section 11.1 has not been satisfied by the other party by the Closing Date;

(e)	By either party in accordance with Section 12.2; and

(f)
Without any further action by Seller or Buyer if the Closing does not occur on or before December 31, 2011, unless the date of such Closing shall have been extended in writing by mutual agreement of the parties.

If Buyer, through no fault of Seller, fails, refuses, or is unable for any reason not permitted by this Agreement to close the sale pursuant hereto, Seller may, at its option, assert its right of specific performance or pursue any other rights or remedies to which it may be entitled, at law or in equity.

12.	MISCELLANEOUS

12.1
Insurance.    With regard to any Seller-operated properties Seller and Buyer agree that, as of the Closing Date, all of Seller’s Policies shall cease to apply to the Assets and the operations in which the Assets are used and that Buyer shall make no claims under the Seller’s Policies with respect to any matter whatsoever, whether arising before or after the Closing Date.

12.2
Casualty Loss of Assets.  In the event any physical asset(s), including fixtures and improvements, valued at less than twenty-five percent (25%) of the Purchase Price and to be sold hereunder is damaged by storm, fire or other calamity before Closing, Seller may either fully repair the damage at its cost or, at its sole option, either reduce the Purchase Price by the amount of the damage or withdraw the damaged Asset from the sale and reduce the Purchase Price by the undamaged value thereof.  Should Buyer and Seller not agree as to the amount of such price reduction or if the amount of the damage exceeds twenty-five percent (25%) of the Purchase Price, this Agreement may be terminated by either party. This paragraph shall not apply to the decline in or cessation of production resulting from subsurface causes or mechanical integrity of the Personal Property.  The occurrence of such decline or cessation shall not relieve Buyer of its obligation to purchase the Assets.  The risk of such occurrence is specifically assumed by Buyer.

12.3
Books and Records.  With the exception of books of account, tax returns and correspondence relating thereto, technical and interpretive data excluded from this sale, any documents of overall significance to Seller’s business and all of the Excluded Assets, Seller shall deliver to Buyer at Closing or within a reasonable time thereafter a copy of the Records.

12.4
Publicity.  Seller and Buyer shall consult with each other with regard to all press releases or other public or private announcements made concerning this Agreement or the transactions contemplated hereby, and except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other party, which shall not be unreasonably withheld.  Except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, no press release shall ever include any reserve estimates.

12.5
Assignment.  Prior to Closing, Buyer may not assign any rights acquired hereunder or delegate any duties assumed hereunder without the prior written consent of Seller or its respective successors and assigns.

12.6
Entire Agreement.  This Agreement constitutes the entire agreement between Seller and Buyer with respect to the transactions contemplated herein, and supersedes all prior oral or written agreements, commitments, and understandings between the parties.  No amendment shall be binding unless in writing and signed by both parties.  Headings used in this Agreement are only for convenience of reference and shall not be used to define the meaning of any provision.  This Agreement is for the benefit of Seller and Buyer and their respective successors, representatives, and assigns and not for the benefit of third parties.

12.7
Notices.  All notices and consents to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered either by personal delivery, email, telecopy, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the parties hereto at the following addresses:

If to Seller:	If to Buyer:

Black Sands Energy, LLC 508 West Lookout Drive 14-3 Richardson, Texas 75080 Attn: Land Manager Office: Fax No.:	Paxton Energy, Inc. P. O. Box 1148 Zephyr Cove, NV 89448 Attention: Charles Volk Tel.: 775-588-5390 Fax No.: 775-588-6350 chasv@paxenergyinc.com

With copy to:	With copy to:

David Hunter Jones Walker 201 St. Charles Street New Orleans, LA 70170-5100 Tel. 504-582-8000 Fax: 504-582-8583 dhunter@joneswalker.com or at such other address and number as either party shall have previously designated by written notice given to the other party in the manner herein above set forth.  Notices shall be deemed given when received. If sent by facsimile or email means, confirmation of receipt is deemed by receipt of such communications. If by personal delivery, then receipt is deemed when delivered and receipted for (or upon the date of attempted delivery where delivery is refused). If by express courier or delivery service, or sent by certified or registered mail, return receipt requested, then receipt is deemed when delivered and receipted for (or upon the date of attempted delivery when delivery is refused)..

12.8
Governing Law.  This Agreement shall be governed by the laws of the State of Texas, without giving effect to any principles of conflicts of law.  The validity of the conveyances affecting the title to real property shall be governed by and construed in accordance with the laws of the jurisdiction in which such property is situated.  The provisions contained in such conveyances and the remedies available because of a breach of such provisions shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to the principles of conflict of laws.

12.9
Confidentiality. Buyer agrees that all information furnished or disclosed by Seller in connection with the sale of the Assets shall remain confidential prior to Closing.  Buyer may disclose such information only to its subsidiaries or affiliates, agents, advisors, counsel or representatives (herein “Buyer’s Representatives”) who have agreed, prior to being given access to such information, to maintain the confidentiality thereof. In the event that Closing of the transactions contemplated by this Agreement does not occur for any reason, Buyer and Buyer’s Representatives shall promptly return to Seller any and all materials and information, including any notes, summaries, compilations, analyses or other material derived from the inspection or evaluation of such material and information, without retaining copies thereof.

Seller agrees that all information furnished or disclosed by Buyer in connection with the purchase of the Assets and Buyer’s business, including, without limitation any and all financial information of Buyer, shall be kept and remain confidential by Seller at all times.  Seller may disclose such information only to its subsidiaries or affiliates, agents, advisors, counsel or representatives (herein “Seller’s Representatives”) who have agreed, prior to being given access to such information, to maintain the confidentiality thereof. In the event that Closing of the transactions contemplated by this Agreement does not occur for any reason, Seller and Seller’s Representatives shall promptly return to Buyer any and all materials and information, including any financial reports or other documents, accounting statements, notes, summaries, compilations, analyses or other material derived from the inspection or evaluation of such material and information, without retaining copies thereof and Seller, on behalf of itself and Seller’s Representatives, agrees not disclose such information to any party after the termination of this Agreement and keep such information confidential.

The Obligations set forth in this Section 12.9 shall survive the Closing or termination of this Agreement.

12.10
Survival of Certain Obligations.  Representations and warranties in Section 6 of this Agreement (with the exception of the disclaimers and waivers contained therein) shall terminate one (1) year after the Closing Date; and thereafter no action may be commenced either in court or disputes brought to arbitration based on breach of those representations and warranties, without prejudice to the right to recovery in connection with actions or disputes commenced in the appropriate forum prior to the end of the one-year period.  Except as expressly provided otherwise in this Agreement, waivers, disclaimers, releases, continuing obligations of Buyer and Seller, and obligations of indemnity and defense contained in this Agreement shall survive the Closing indefinitely and shall be binding upon each party’s successors and assigns.

12.11
Further Cooperation.  After the Closing, each party shall execute, acknowledge, and deliver all documents, and take all such acts which from time to time may be reasonably requested by the other party in order to carry out the purposes and intent of this Agreement.

12.12
Counterparts.  This Agreement may be executed in one or more counterparts with the same effect as if all signatures of the parties hereto were on the same document, but in such event each counterpart shall constitute an original, and all of such counterparts shall constitute one Agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by each party.

12.13	Exhibits. All of the Exhibits referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement.

12.14
Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, all other conditions and provisions of the Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any materially adverse manner to the other party.

12.15
Expenses, Post-Closing Consents and Recording.  Notwithstanding other provisions of this Agreement, Buyer shall be responsible for the filing and recording of the Assignment(s), conveyances or other instruments required to convey title to the Assets to Buyer in the appropriate federal, state and local records and, for offshore leases, in all adjoining counties or parishes onshore of the Assets and all required documentary, filing and recording fees and expenses incurred in connection therewith.  Buyer shall supply Seller with a true and accurate photocopy of all the recorded and filed Assignment(s) within a reasonable period of time after such are available.  Buyer shall be responsible for timely obtaining all consents and approvals of governmental entities or authorities customarily obtained subsequent to transfer of title and all costs and fees associated therewith.  Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including, without limitation, legal and accounting fees, costs and expenses.

12.16
Joint Operating Agreement.  The parties hereto agree that the Joint Operating Agreement, attached as Exhibit “C” (“JOA”), controls the development and operation of the Leases and Units. The JOA shall stipulate that Seller and Buyer will each pay 50% of the costs and earn a 50% interest in any new wells on the Leases and Units. However, Buyer shall pay 100% of the costs and earn a 75% interest in the reworking or recompletion of any existing Well until such Well achieves payout, at which point Buyer and Seller will each be responsible for 50% of the costs and earn a 50% interest in any such reworked or recompleted Well.

12.17
Buyer Financing.  Seller acknowledges that Buyer will be financing a portion of the Purchase Price (the “Buyer Financing”) and as part of the collateral for the Buyer Financing, Buyer will be required to grant a security interest in and to the Assets to be conveyed pursuant to this Agreement.  Seller agrees to cooperate with Buyer’s Buyer Financing efforts and to execute any documents required by Buyer’s lender to effect and grant the security interest in and to the Assets in favor of Buyer’s lender as security for the Buyer Financing.

12.18
Conspicuousness/Express Negligence.  THE DEFENSE, INDEMNIFICATION AND HOLD HARMLESS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE DAMAGES, LOSSES, INJURIES, LIABILITIES, COSTS OR EXPENSES IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OF DUTY (STATUTORY OR OTHERWISE), OR OTHER FAULT OF ANY INDEMNIFIED PARTY, OR FROM ANY PRE-EXISTING DEFECT.  BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

12.19
Waiver of Certain Damages.  Each Party irrevocably waives and agrees not to seek indirect, consequential, punitive or exemplary damages of any kind in connection with any dispute arising out of or related to this Agreement or the breach hereof.’’

EXECUTED as of the date first above written.

SELLER:	BUYER:

Black Sands Energy, LLC	Paxton Energy, Inc.

By:	By: _________________________________________
Name: Curtis Overstreet	Name: ______________________________________
Title Managing Member	Title: _______________________________________

List of Exhibits To Be Attached:

Exhibit “A” – Leases and Assumed Contracts
Exhibit “A-1” – Wells
Exhibit “A-2” – Personal Property
Exhibit “B” – Assignment and Bill of Sale
Exhibit “C” – JOA

List of Schedules To Be Attached:

Schedule 1.3(a) -  Plugging and Abandonment Obligations – List of Wells
Schedule 1.3(b) – Assumed Contractual Obligations – Contracts
Schedule 2.3 – Allocation of Purchaser Price
Schedule 6.1(d) – Seller – Litigation
Schedule 6.1(k) – Non-producing Wells and Wells that are not Plugged and Abandoned
Schedule 6.1(l) – Preferential Rights
Schedule 6.1(n) List of Senior Executives of Seller
Schedule 9.2 – Preferential Rights to Purchase Notifications